Exhibit 12(a)

                             XEROX CREDIT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (In Millions)

                          Six Months Ended
                              June 30,         Year Ended December 31,

                            2001   2000    2000  1999  1998  1997  1996

Income before income taxes $  68   $ 68  $  142 $ 180 $ 137 $ 123 $ 123

Fixed Charges:
   Interest expense
     Xerox debt               14     13      13    32    23     3     5
     Other debt              152    124     274   211   217   214   199
       Total fixed charges   166    137     287   243   240   217   204

Earnings available for
  fixed charges            $ 234  $ 205   $ 429 $ 423 $ 377 $ 340 $ 327

Ratio of earnings to
  fixed charges (1)         1.41   1.50    1.50  1.74  1.57  1.57  1.60


(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.

1